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                                                                     EXHIBIT 4.6

                          FIRST PREFERRED SHIP MORTGAGE

         FIRST PREFERRED SHIP MORTGAGE, dated December 8, 2003 to be effective December 9, 2003 by J. Ray McDermott, Inc., a corporation organized and existing under the laws of the State of Delaware with offices at 757 N. Eldridge Parkway, Houston, Texas 77079 (the "Shipowner") and The Bank of New York, as trustee under the Indenture referred to below, a New York banking corporation with offices at 101 Barclay Street, New York, New York 10286 (the "Mortgagee");

         WHEREAS:

A. The Shipowner is the sole owner of the whole of the vessel INTERMAC 650, Official No. 626227 (hereinafter referred to as the "Vessel"), which Vessel has been duly documented in the name of the Shipowner in accordance with the laws of the United States of America.

B. Pursuant to the Indenture dated as of December 9, 2003 (the "Indenture") between J. Ray McDermott, S.A., a corporation organized and existing under the laws of the Republic of Panama (the "Issuer") and the Mortgagee, the Issuer has issued USD 200,000,000 aggregate principal amount of its 11% Senior Secured Notes due 2013 (the "Notes"). A copy of the form of the Indenture which includes the form of the Notes is attached hereto as Exhibit 1 and made a part hereof.

C. Pursuant to Article 12 of the Indenture, the Shipowner has agreed to guaranty the obligations of the Issuer under the Indenture and the Notes (the "Guaranty").

D. In order to secure the payment of all amounts due under the Guaranty (including the principal of and interest thereon) according to its terms, and the payment of all other such sums that may hereinafter be secured by this First Preferred Mortgage (this "Mortgage") in accordance with the terms hereof, and to secure the performance and observance of and compliance with all the agreements, covenants and conditions of this Mortgage, the Shipowner has duly authorized the execution and delivery of this Mortgage under and pursuant to 46 U.S.C.
         Section 31321 et seq.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, and in order to secure the payment of all amounts due under the Guaranty (including the principal of and interest thereon) according to the terms of this Mortgage and the Guaranty, and the payment of all other sums that may hereafter be secured by this Mortgage in accordance with the terms hereof (all such principal, interest, and other sums being hereinafter called the "Indebtedness hereby secured") and to secure the performance and observance of and compliance with all of the agreements, covenants and conditions of this Mortgage and the Guaranty, the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over and by these presents does grant, convey, mortgage, pledge, confirm,

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assign, transfer and set over, unto the Mortgagee, and its successors and assigns, the whole of the above mentioned Vessel, including, without being limited to, all of the boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, cranes, pumps and pumping equipment, apparel, furniture, fittings, equipment, spare parts, and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, and also any and all additions, improvements, renewals and replacements hereafter made in or to the Vessel or any part thereof, including all items and appurtenances aforesaid, BUT SPECIFICALLY EXCLUDING any contract rights, accounts, general intangibles, chattel paper, instruments, inventory, other goods and proceeds arising therefrom or otherwise related thereto.

         TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, to its and to its successors' and assigns' own use, benefit and behoof forever.

         PROVIDED, and these presents are upon the condition, that, if (i) the Shipowner or its successors or assigns shall pay or cause to be paid the Indebtedness hereby secured as and when the same shall become due and payable in accordance with the Guaranty and this Mortgage, and all other such sums as may hereafter become secured by this Mortgage in accordance with the terms hereof, and the Shipowner shall duly perform, observe and comply with or cause to be performed, observed, or complied with all the covenants, terms and conditions of this Mortgage, and the Guaranty or (ii) all sums due under and in accordance with the terms of the Notes and the Indenture shall have been paid in full, then this Mortgage and the estate and rights hereunder shall cease, determine and be void, otherwise to remain in full force and effect.

         The Shipowner for itself, its successors and assigns, hereby covenants, declares and agrees with the Mortgagee and its successors and assigns that the Vessel is to be held subject to the further covenants, conditions, terms and uses hereinafter set forth.

                                    ARTICLE I
                 Representations and Covenants of the Shipowner.

         Section 1. The Shipowner will pay the Indebtedness hereby secured and will observe, perform and comply with the covenants, terms and conditions herein and in the Guaranty, on its part to be observed, performed or complied with.

         Section 2. The Shipowner is a corporation duly incorporated and existing under the laws of the State of Delaware. The Shipowner has full power and authority to own and mortgage the Vessel; all action necessary and required by law for the execution and delivery of this Mortgage has been duly and effectively taken; and the Indebtedness hereby secured is and will be the valid and enforceable obligation of the Shipowner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         Section 3. The Shipowner lawfully owns and is lawfully possessed of the Vessel free from any Liens or encumbrances whatsoever other than the Lien of this Mortgage and other Permitted Encumbrances and will warrant and defend the title and possession thereto and to

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every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever subject to Permitted Encumbrances and other matters permitted by this Mortgage.

         Section 4. The Shipowner will cause this Mortgage to be duly recorded at the United States Coast Guard National Vessel Documentation Center in accordance with the provisions of Chapter 313 of Title 46 of the United States Code, as at any time amended, and will otherwise comply with and satisfy all of the provisions of Chapter 313 of Title 46 of the United States Code in order to establish and maintain this Mortgage as a first preferred mortgage Lien thereunder upon the Vessel and upon all renewals, replacements and improvements made in or to the same for the amount of the Indebtedness hereby secured.

         Section 5. The Shipowner will not cause or permit the Vessel to be operated in any manner contrary to applicable law, engage in any unlawful trade or violate any applicable law, conduct any construction operations or carry any cargo, in the case of any of the foregoing, that will unreasonably expose the Vessel to penalty, forfeiture or capture, and will not do, or suffer or permit to be done, anything which can or may injuriously affect the registration or enrollment of the Vessel under the laws and regulations of the United States of America and will at all times keep the Vessel duly documented thereunder.

         Section 6. The Shipowner will pay and discharge when due and payable, from time to time, all taxes, assessments, governmental charges, fines and penalties lawfully imposed on the Vessel or any income therefrom; provided that the Shipowner shall not be required to pay and discharge any such tax, assessment, governmental charge, fine or penalty if the validity or amount thereof is concurrently contested in good faith by appropriate proceedings or other acts and if the Shipowner shall have set aside on its books reserves in accordance with generally accepted accounting principles in the United States deemed by it adequate with respect to such tax, assessment or charge; and provided further, however, that the Shipowner will (i) pay or cause to be paid all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefore or
(ii) take such other actions as may be necessary to stay such proceedings pending resolution of such contest.

         Section 7. Neither the Shipowner, any charterer, the Masters of the Vessel nor any other person has or shall have any right, power or authority to create, incur or permit to be placed or imposed or continued upon the Vessel any Lien whatsoever (including any encumbrance or security interest) other than the Lien of this Mortgage and other Permitted Encumbrances.

         Section 8. The Shipowner agrees to hold a certified copy of this Mortgage in safekeeping with the Vessel's papers at its principal office and on demand to exhibit the same to any person having business with the Vessel, or to any representative of the Mortgagee. The Shipowner shall also place on board the Vessel and cause to be displayed in a prominent place and in a durable manner a notice printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, reading as follows:

                               "NOTICE OF MORTGAGE

                  This Vessel is covered by a First Preferred Ship Mortgage in favor of The Bank of New York, as Trustee under authority of Chapter 313 of Title 46 of the United States Code. Under the terms of said

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                  Mortgage, neither the owner, any charterer, the Master of this
                  Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any other Lien whatsoever except Permitted Encumbrances (as defined in the Mortgage)."

         Section 9. Except for the Lien of this Mortgage and other Permitted Encumbrances, the Shipowner will not suffer to be continued any Lien, encumbrance or charge on the Vessel, and in due course and in any event within forty-five (45) days after the same becomes due and payable will pay or cause to be discharged or make adequate provision for the satisfaction or discharge of all such claims or demands, or will cause the Vessel to be released or discharged from any such Lien, encumbrance or charge therefor.

         Section 10. If a libel or complaint is filed against the Vessel or the Vessel is otherwise attached, levied upon or taken into custody by virtue of any legal proceeding in any court, the Shipowner will promptly notify the Mortgagee thereof by telex or telefax confirmed by letter, at its address, as specified in this Mortgage, and within thirty (30) days will cause the Vessel to be released and all Liens thereon other than this Mortgage and other Permitted Encumbrances to be discharged, and will promptly notify the Mortgagee thereof in the manner aforesaid. The Shipowner will notify the Mortgagee within forty-eight (48) hours after it has become known to the Shipowner of any average or salvage incurred by the Vessel.

         Section 11. (a) Except while the Vessel is undergoing repairs, maintenance or is in lay up, the Shipowner will at all times and without cost or expense to the Mortgagee, maintain and preserve, or cause to be maintained and preserved, the Vessel and all of its equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and in all respects seaworthy and fit for its intended service, and will keep the Vessel, or cause it to be kept, in such condition as will entitle them to at least the current classification and rating for the Vessel in the American Bureau of Shipping or other classification society of like standing; provided, however, the Shipowner shall not lay up the Vessel unless (i)(x) the Shipowner has delivered to the American Bureau of Shipping or other classification society of like standing the Shipowner's plans to preserve, maintain and protect the Vessel while in lay up,
(y) the American Bureau of Shipping or such classification society has reviewed and confirmed or otherwise approved such plans and (z) the Shipowner has delivered to the Mortgagee a copy of such plans and (ii) the Shipowner complies with such plans in all material respects while the Vessel is in lay up. Notwithstanding the foregoing restrictions on the lay up of the Vessel, the Mortgagee hereby acknowledges that Vessel is currently in lay up, and the Mortgagee hereby consents to such lay up without compliance with the foregoing proviso on the condition that the Vessel will be preserved and maintained in the condition it is in on the date of this Mortgage. The Vessel shall, and the Shipowner covenants that they will, at all times comply in all material respects with all applicable laws, treaties and conventions to which the United States of America is a party, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith. The Shipowner will not make, or permit to be made, any substantial change in the structure, type or speed of the Vessel or substantial change in her rig if such change would diminish the value of the Vessel.

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         (b) The Shipowner agrees, following request by the Mortgagee, to give the Mortgagee at least ten (10) days notice of actual date and place of any survey of the Vessel in order that the Mortgagee may have representatives present if desired. The Shipowner agrees that at the Mortgagee's request it will satisfy the Mortgagee that the expense of such survey or work to be done thereat is within the Shipowner's financial ability and will not result in a claim or Lien against the Vessel in violation of the provisions of this Mortgage.

         Section 12. (a) The Shipowner will at all reasonable times afford the Mortgagee or its authorized representatives full and complete access to the Vessel for the purpose of inspecting the Vessel and her cargo and papers and, at the request of the Mortgagee, the Shipowner will deliver for inspection copies of any and all contracts and documents relating to the Vessel, whether on board or not. Until an Event of Default has occurred and is continuing, any such inspection shall be conducted at a time and in a manner which does not interfere with the operation of the Vessel and in the ordinary course of the Shipowner's business.

         (b) The Shipowner hereby appoints the Mortgagee attorney-in-fact of the Shipowner, whether or not an event of default shall have occurred or is continuing, to appear before governmental bodies, classification societies and to demand and receive to the same extent that the Shipowner itself might, all information and certificates respecting (i) the corporate status of the Shipowner under the laws of its jurisdiction of incorporation or any other jurisdiction in which it may have qualified to do business, (ii) the status of the Vessel under the laws and regulations of its country of registration and its compliance with the requirements thereof, and (iii) the state of the records of the Vessel or of the Shipowner in respect of the Vessel in any classification society with which the Vessel may be classed; and the Shipowner hereby agrees that the Mortgagee may execute its powers as attorney-in-fact as aforesaid through its agents, representatives and attorneys. This power of attorney is coupled with an interest and shall be irrevocable as long as any of the Indebtedness hereby secured remains outstanding.

         Section 13. The Shipowner will not transfer or change the flag or port of documentation of the Vessel without the prior written consent of the Mortgagee. Any such written consent to any one transfer or change of flag or port of documentation shall not be construed to be a waiver of this provision with respect to any subsequent proposed transfer or change of flag or port of documentation. Provided, however, that no consent of the Mortgagee shall be required for a transfer of the Vessel if:

(a)      such transfer is to the flag of:

         (i)      The Republic of Liberia;

         (ii)     The Republic of the Marshall Islands;

         (iii)    The Republic of Vanuatu;

         (iv)     The Commonwealth of the Bahamas; or

         (v)      The Republic of Panama;

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(b)      simultaneously with such transfer a new mortgage in favor of the
         Mortgagee on the Vessel substantially similar to this Mortgage has been executed by the Shipowner and recorded as required by the laws of the new flag state (the "New Mortgage"); and

(c) upon the recording of the New Mortgage, the Shipowner provides to the Mortgagee an opinion of counsel that the New Mortgage has been perfected under the laws of the new flag state, that it constitutes a valid, enforceable and first priority ship mortgage on the Vessel under the laws of the new flag state and that it also constitutes a foreign preferred ship mortgage under 46 U.S.C. Section 31301(6).

         Section 14. The Shipowner will not sell, mortgage, charter, or transfer the Vessel except as permitted under the Indenture.

         Section 15.

         (a) The Shipowner will cause to be carried and maintained on or in respect of the Vessel without expense to the Mortgagee, all risk equivalent Hull and Machinery insurance and War Risk insurance in the event that the Vessel is located outside United States territorial waters with responsible and reputable insurance companies, underwriters, associations, clubs or funds in an amount which is not less than the Insured Value of the Vessel (as defined below) and which when added to the insurances maintained on other vessels mortgaged to the Mortgagee pursuant to the terms of the Indenture shall not be less than the outstanding principal amount of the Notes. On an annual basis, the Shipowner, in consultation with responsible and reputable insurance companies, underwriters, associations, clubs or funds, shall determine the insured Hull and Machinery and War Risk value of each vessel mortgaged to the Mortgagee pursuant to the Indenture in accordance with customary industry practice and such values shall then be the Insured Value for each such vessel for such year so long as such determination is commercially reasonable. All insurances required by this
Article I, Section 15 shall be in such form (including without limitation, the form of the loss payable clause for physical damage covered by the Hull and Machinery and War Risk insurances) as is customary for vessels engaged in the same type of operations as the Vessel and shall be in U.S. currency. The Shipowner shall maintain liability insurance including vessel liability, crew liability, cargo liability, pollution liability, contractual liability and removal of wreck insurance in amounts similar to that maintained by owners of similar vessels engaged in similar operations in the same general geographic region or in the Shipowner's sole discretion and without expense to the Mortgagee, have the Vessel fully entered in a responsible and reputable Protection and Indemnity Association or club in good standing. There shall be severability of interests in favor of the Mortgagee. The Shipowner will cause the liability insurance company, underwriters, association or club to issue to the Mortgagee a Letter of Undertaking or certificate or cover note, noting the Mortgagee's interest in such insurance. The Shipowner will furnish the Mortgagee from time to time on request and in any event at least annually a detailed certificate (including a list showing the Insured Value of the Vessel) signed by a reputable firm of marine insurance brokers with respect to the insurance carried and maintained on the Vessel, and a letter from such broker stating that such insurance complies with the requirements of this Section 15. The Shipowner will cause such firm to agree to advise the Mortgagee promptly of any default in the payment of any premium. The Shipowner will also cause such firm to agree to advise the Mortgagee promptly of any other act or omission on the part of the Shipowner of which it has knowledge and which might invalidate or render

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unenforceable, in whole or in part, any insurance on the Vessel. The Shipowner agrees that, unless the insurances by its terms provide that they cannot cease without the Mortgagee being informed and having the right to continue the insurances by paying any premiums not paid by the Shipowner, certificates of insurance evidencing the required insurance shall be in the hands of the Mortgagee at least two (2) days before the risk in question commences.

         (b) The Shipowner shall, at its own expense, furnish to the Mortgagee a mortgagee's single interest policy providing coverage in an amount equal to at least 105% of the amount of the Indebtedness hereby secured. Such mortgagee's interest insurance shall be maintained in the broadest form available in the American or British markets for vessels of the same type as the Vessel through reputable underwriters of international standing. The Vessel shall not undertake any construction operations or carry any cargoes which is not permitted by the policies in force or proceed in an area then excluded by trading warranties under its marine or war risk policies (including protection and indemnity) without obtaining all necessary additional coverage, and evidence of which additional insurance shall be furnished to the Mortgagee.

         (c) The Shipowner will cause the relevant insurance brokers to agree to, and the Shipowner hereby covenants and agrees that it will, advise the Mortgagee of any expiration, termination, nonrenewal, material alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Shipowner of which it has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on the Vessel. To the extent obtainable from underwriters or brokers, all policies required hereby shall provide for not less than thirty (30) days prior written notice to be received by the Mortgagee of the termination or cancellation of the insurance evidenced thereby. All policies of insurance maintained pursuant to this Article I, Section 15 shall contain provisions waiving underwriters' rights of subrogation thereunder against the Mortgagee or its assignee.

         (d) All insurance required by this Article I, Section 15, except for insurance covering the Shipowner's liability to the crew of the Vessel, must name the Mortgagee as an additional insured, but without liability for premiums, club calls, assessments, warranties or representations, and all amounts of whatsoever nature payable under any insurance must be payable to the Mortgagee for distribution first to itself and thereafter to the Shipowner or others as interest may appear. Nevertheless, until an Event of Default shall have occurred and is continuing (i) amounts payable under any insurance on the Vessel with respect to liability or protection and indemnity risks shall be paid directly to the Shipowner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or to the person to whom any liability covered by such insurance has been incurred; provided, however, if the Mortgagee shall give notice of an Event of Default hereunder, all such payments shall be made to the Mortgagee (with the exception of payments made under employers liability, workman's compensation and similar insurances) until the Indebtedness hereby secured has been fully discharged, and (ii) amounts payable under any insurance with respect to the Vessel involving any damage to the Vessel not constituting an actual or constructive total loss, the underwriters may pay direct for the repair, salvage or other charges involved or, if the Shipowner shall have first fully repaired the damage or paid all of the salvage or other charges, may pay the Shipowner as reimbursement therefor; provided, however, that if such amounts (including any franchise or deductible) are greater than USD 1,000,000.00 the underwriters shall pay such amount to the Mortgagee to be applied as provided in the Indenture.

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         (e) All amounts paid to the Mortgagee in respect of any insurance on the Vessel shall be held and applied by the Mortgagee as provided in the Indenture.

         (f) In the event that any claim or Lien is asserted against the Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Shipowner to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or Lien, the Mortgagee, on request of the Shipowner, shall assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

         (g) The Shipowner shall deliver to the Mortgagee on each anniversary of this Mortgage certified copies of all certificates of entry, cover notes, binders, evidences of insurance and policies for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same.

         (h) The Shipowner agrees that it will not execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or canceled, and that it will not permit or allow the Vessel to undertake any construction operations or run any risk or transport any cargo which is not permitted by the policies in force, without having previously insured the Vessel by additional coverage to extend to such construction operations, risks or cargoes.

         (i) If an Event of Default has occurred and is continuing and any underwriter proposes to pay less on any claim than the amount thereof, the Shipowner shall forthwith inform the Mortgagee and the Mortgagee shall have the right, but not the obligation, to negotiate and agree to any compromise.

         (j) The Shipowner will comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Shipowner or the Vessel with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade which the Vessel are from time to time engaged in and the cargo carried by it or the construction projects conducted by it.

         Section 16. Upon written request from the Mortgagee, the Shipowner will reimburse the Mortgagee promptly, for any and all reasonable expenditures which the Mortgagee may from time to time make, lay out or expend in providing such protection in respect of insurance, discharge or purchase of Liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorney's fees, necessary translation fees for documents made in a language other than English, and other matters as the Shipowner is obligated herein to provide, but fails to provide. Such obligation of the Shipowner to reimburse the Mortgagee shall be an additional indebtedness due from the Shipowner, secured by this Mortgage, and shall be payable by the Shipowner on demand. The Mortgagee, though privileged to do so, shall be under no obligation to the Shipowner to make any such expenditures, nor shall the making thereof relieve the Shipowner of any default in that respect.

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         Section 17. The Shipowner will perform in all material respects any and all charter parties or contracts of affreightment which are, or may be, entered into with respect to the Vessel.

         Section 18. The Shipowner further covenants and agrees with the Mortgagee that, so long as any part of the Indebtedness hereby secured remains unpaid, there shall be no change in the ownership of the Vessel except as permitted under the Indenture.

         Section 19. The Shipowner hereby irrevocably authorizes the Mortgagee to file and record financing statements under the Uniform Commercial Code in any jurisdiction where the same may be in force or under any legislation having similar effect for the purpose of perfecting or continuing the perfection of the security interests granted by the Shipowner to the Mortgagee herein without obtaining the signature of the Shipowner thereto. The Shipowner hereby irrevocably authorizes the Mortgagee to execute any such financing statement or similar document in the name of the Shipowner.

                                   ARTICLE II
                         Events of Default and Remedies.

         Section 1. In case any one or more of the following events, herein termed "Events of Default", shall have occurred and be continuing:

         (a) An Event of Default (as defined in the Indenture) has occurred and is continuing; or

         (b) The statements in Sections 2 and 3 of Article I shall prove to be untrue in a material way; or

         (c) a default shall have occurred in the due and punctual observance and performance of any of the provisions of Sections 4, 5, 9, 10, 11, 13, 14, 15(a), (b), (c), and (h), 16 or 18 of Article I hereof; or

         (d) a default by the Shipowner in the observance or performance of any other agreement under this Mortgage shall have occurred and shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Shipowner by the Mortgagee;

then, and in each and every such case, the Mortgagee shall have the right to:

         (1) Exercise all rights and remedies available under the Indenture and the Guaranty;

         (2) Exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of the laws of the United States of America or of any other jurisdiction where the Vessel may be found;

         (3) Bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Indebtedness hereby secured, and collect the same out of any and all property of the Shipowner whether covered by this Mortgage or otherwise;

         (4) Take and enter into possession of the Vessel, at any time, wherever the same may

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be, without legal process and without being responsible for loss or damage, and the Shipowner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessel and if at any time the Mortgagee shall avail itself of the right herein given it to take the Vessel, the Mortgagee shall have the right to dock the Vessel, for a reasonable time at any dock, pier or other premises of the Shipowner without charge, or to dock them at any other place at the cost and expense of the Shipowner;

         (5) To the extent permitted by and in accordance with applicable law, take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, sell the Vessel, at any place and at such time as the Mortgagee may specify and in such manner as the Mortgagee may specify, free from any claim by the Shipowner in admiralty, in equity, at law or by statute, at public or private sale, by sealed bids or otherwise, by mailing, by air or otherwise, notice of such sale, whether public or private, addressed to the Shipowner at its last known address, twenty (20) days prior to the date fixed for entering into the contract of sale and by first publishing notice of any such public sale for ten consecutive days, in a daily newspaper of general circulation published in Houston, State of Texas, or if the place of sale should not be in Houston, Texas then by publication of a similar notice at or near the place of sale; in the event that the Vessel shall be offered for sale by private sale, no newspaper publication of notice shall be required, nor notice of adjournment of sale; the sale may be held at such place and at such time as the Mortgagee by notice may have specified, or may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice or publication the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned; and any sale may be conducted without bringing the Vessel to the place designated for such sale.

         Section 2. Any sale of the Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Shipowner therein and thereto, and shall bar the Shipowner, its successors and assigns, and all persons claiming by, through or under it. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In case of any such sale, the Mortgagee, if it is the purchaser, shall be entitled for the purpose of making settlement or payment for the property purchased to use and apply the Indebtedness hereby secured in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale to the Mortgagee after allowing for the costs and expense of sale and other charges; and thereupon, such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited upon the Indebtedness hereby secured. At any such judicial sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

         Section 3. The Mortgagee is hereby appointed attorney-in-fact of the Shipowner, upon the happening of any Event of Default and during the continuance of such Event of Default, to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and on behalf of the Shipowner, a good conveyance of the title to the Vessel sold pursuant to this Article II. In the event of any sale of the Vessel, under

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any power herein contained, the Shipowner will, if and when required by the
Mortgagee, execute such form of conveyance of the Vessel as the Mortgagee may direct or approve.

         Section 4. The Mortgagee is hereby appointed attorney-in-fact of the Shipowner upon the happening of any Event of Default and during the continuance of such Event of Default, in the name of the Shipowner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening of any Event of Default in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Shipowner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Shipowner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.

         Section 5. Whenever any right to enter and take possession of the Vessel accrues to the Mortgagee, it may require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee the Vessel to a location designated by the Mortgagee as demanded. If the Mortgagee shall be entitled to take any legal proceedings to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel.

         Section 6. After an Event of Default has occurred, and is continuing, the Shipowner authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Shipowner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against the Vessel because of or on account of any alleged Lien against the Vessel from which the Vessel have not been released and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the purchase or discharge of such Lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Shipowner, its successors and assigns, to the Mortgagee, and shall be secured by the Lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

         Section 7. Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Indebtedness hereby secured maturing after any Event of Default or of any payment on account of any past default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby. No consent, waiver or

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approval of the Mortgagee shall be deemed to be effective unless in writing and duly signed by authorized signatories of the Mortgagee.

         Section 8. If at any time after an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to any enforcement or foreclosure proceedings the Shipowner offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Mortgagee consequent to such Events of Default, with interest at the rate provided for late payments in the Notes and the Indenture, then the Mortgagee may accept such offer and payment and restore the Shipowner to its former position, but such action, if taken, shall not affect any subsequent Event of Default or impair any rights consequent thereon.

         Section 9. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Shipowner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

         Section 10. The proceeds of any sale of the Vessel and any and all other moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder, the application of which has not elsewhere herein been specifically provided for, shall be held and applied by the Mortgagee as provided in the Indenture.

         Section 11. Until an Event of Default has occurred and is continuing, the Shipowner (a) shall be suffered and permitted to retain actual possession and use of the Vessel and (b) shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the Lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings, cranes or equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings, cranes, equipment, or other appurtenances of at least substantially equal value to the Shipowner, which shall forthwith become subject to the Lien of this Mortgage as a preferred mortgage thereon.

         Section 12. (a) If any provision of this Mortgage should be deemed invalid or shall be deemed to affect adversely the preferred status of this Mortgage under any applicable law, such provision shall cease to be a part of this Mortgage without affecting the remaining provisions, which shall remain in full force and effect.

         (b) In the event that the Notes, the Indenture, the Guaranty or this Mortgage or any of the documents or instruments which may from time to time be delivered hereunder or thereunder or any provision hereof or thereof shall be deemed invalidated by present or future law of any nation or by decision of any court, or if any third party shall fail or refuse to recognize any of the powers granted to the Mortgagee hereunder when it is sought to exercise them, this shall not affect the validity or enforceability of all or any other parts of the Notes, the Indenture, the Guaranty or the Mortgage or such documents or instruments and, in any such case, the

Shipowner covenants and agrees that, on demand, it will execute and deliver such other and further agreements, documents and instruments and do such things as the Mortgagee may require to carry out the true intent of this Mortgage, the Indenture, the Guaranty and the Notes.

         (c) Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage and that, if any provision or portion thereof herein shall be construed to waive the preferred status of this Mortgage, then such provision to such extent shall be void and of no effect.

         Section 13. In the event of any legal proceedings, the Shipowner accepts for itself and subsequent owners of the Vessel, irrespective of domicile or residence the nonexclusive jurisdiction of the United States District Court of the Southern District Court of New York as venue with notice provided in the manner established for residents of the venue served on the Shipowner or on the Vessel's masters.

                                  ARTICLE III
                                Sundry Provisions

         Section 1. All of the covenants, promises, stipulations and agreements of the Shipowner in this Mortgage contained shall bind the Shipowner and its successors and assigns and shall inure to the benefit of the Mortgagee and its respective successors and assigns. In the event of any assignment or transfer of this Mortgage, the term "Mortgagee", as used in this Mortgage, shall be deemed to mean any such assignee or transferee.

         Section 2. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

         Section 3. This Mortgage may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 4. Any notice or other communication to be given pursuant hereto shall be in the manner provided in Section 13.03 of the Indenture and addressed:

If to the Shipowner to:

                  J. Ray McDermott, Inc.
                  757 N. Eldridge Parkway
                  Houston, Texas 77079
                  Attention: President
                  Fax: No.: (281) 870-5015

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

If to the Mortgagee to:

                  The Bank of New York
                  101 Barclay Street, Floor 8W
                  New York, New York  10286
                  Attention: Corporate Trust Administration
                  Fax: No.: (212) 815-5707

or at such other address as either party may notify to the other in writing.

         Section 5. If the Indebtedness hereby secured or the Notes shall have been fully and finally satisfied and discharged then this Mortgage and the estate and rights hereunder shall cease, determine, and become null and void and the Mortgagee, on the request of the Shipowner, at the Shipowner's cost and expense and subject to compliance with the Indenture, shall forthwith cause this Mortgage to be discharged of record. Upon any termination of this Mortgage or release of the Vessel, the Mortgagee will, at the expense of the Shipowner, execute and deliver to the Shipowner such documents and take such other actions as the Shipowner shall reasonably request to evidence the termination of this Mortgage or the release of the Vessel, as the case may be.

         Section 6. During the term of this Mortgage and so long as no Event of Default shall have occurred and be continuing, the Shipowner shall have the full and peaceful enjoyment, use, right to possession and control of the Vessel subject to the terms of the Indenture.

         Section 7. All capitalized terms used in this Mortgage and not defined herein shall have the meanings given to them in the Indenture.

         Section 8. The maximum principal amount that may be outstanding under this Mortgage is Two Hundred Million United States Dollars (USD 200,000,000.00) and for the purpose of recording this Mortgage, as required by Chapter 313 of Title 46 of the United States Code the total amount of this First Preferred Mortgage is Two Hundred Million United States Dollars (USD 200,000,000.00) and interest and performance of mortgage covenants. The discharge amount is the same as the total amount.

         Section 9. In connection with its appointment and acting hereunder, the Mortgagee is entitled to all rights, privileges, immunities, benefits, protections and indemnities provided to it under the Indenture. In acting under this Mortgage, the Mortgagee shall be required to perform duties and exercise remedies or powers only to the extent set forth in Section 7.01 of the Indenture.

         Section 10. The Mortgagee, by acceptance of this Mortgage, agrees, for itself and each holder of the Notes, that any information concerning the business and affairs of the Shipowner and the Vessel that is not already generally available to the public shall be treated and held as confidential and not used by the Mortgagee or any holder of a Note except in connection with this Mortgage and the investment represented by the Notes. Any Person required to maintain the confidentiality of information as provided in this Article III,
Section 10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care

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

to maintain the confidentiality of such information as such Person would accord to its own confidential information.

                  [Remainder of page intentionally left blank.]

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

         IN WITNESS WHEREOF, the Shipowner has caused this Mortgage to be duly executed the day and year first above written.

                                    J. RAY MCDERMOTT, INC.

                                    By: _______________________________________
                                    Name: _____________________________________
                                    Title: ____________________________________

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

STATE OF TEXAS             )
                           )ss
COUNTY OF HARRIS           )

         On this 8th day of December, 2003, before me personally appeared _______________, to me known, who, being by me duly sworn, did depose and say that he resides at ________________________; that he is the ________________ of
J. Ray McDermott, Inc., the corporation described in the foregoing instrument; that he signed his name thereto by order of the Board of Directors of said corporation and that the foregoing instrument is the act and deed of the corporation.

                                  ____________________________________________
                                  Notary Public